Exhibit 10 (e)(xv)
CHANGE OF CONTROL EMPLOYMENT AGREEMENT
     AGREEMENT by and between Schering-Plough Corporation, a New Jersey corporation (the “Company”) and                      , (the “Executive”), is dated as of the ___ day of                      ,                       (the “Commencement Date”).
     The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Certain Definitions.
     (a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Section 409A Change in Control Event (as defined in Appendix A) occurs and if the Executive’s employment with the Company is terminated prior to the date on which such Section 409A Change in Control Event occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or a Section 409A Change in Control Event or (ii) otherwise arose in connection with or in anticipation of a Change of Control or Section 409A Change in Control Event, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.
     (b) The “Change of Control Period” shall mean the period commencing on the Commencement Date and ending on the earlier of (i) the third anniversary of the Commencement Date and (ii) except as otherwise provided in Section 1(a), the date the Executive’s employment terminates for any reason prior to the Effective Date; provided, however, that commencing on the third anniversary of the Commencement Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as a “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate on the earlier of (x) the first anniversary of such Renewal Date and (y) except as otherwise provided in Section 1(a), the date the Executive’s employment terminates for any reason prior to the Effective Date, unless at least three months prior to such Renewal Date the Company shall have given notice to the Executive that the Change of Control Period shall not be so extended.

     2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean the happening of any of the following events:
     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of securities of the Company where such acquisition causes such Person to own 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or
     (b) individuals who, as of the Commencement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, or a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earlier of (x) [third] [second] [first] anniversary of such date and (y) the Executive’s 65th birthday (the “Employment Period”).
     4. Terms of Employment.
     (a) Position and Duties.
          (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from, and in the same state as, such location.
          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote appropriate attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date without materially interfering with the performance of the Executive’s responsibilities to the Company, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
     (b) Compensation.
          (i) Base Salary. During the Employment Period, the Executive shall receive, in accordance with the Company’s normal payroll practices in effect from time to time for its other similarly situated peer executives, an annual base salary (“Annual Base Salary”) at least equal to the highest annualized rate of base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies during the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
          (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus in cash at least equal to the Executive’s highest annual target incentive opportunity under the Company’s annual incentive plan applicable to the Executive (the “Incentive Plan”), or any comparable bonus under any predecessor or successor plan, for any of the immediately preceding three full fiscal years prior to the Effective Date (the “Annual Bonus”). Each such Annual Bonus shall be paid no later than March 15 of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus, in accordance with Section 409A of the Code (“Section 409A”), pursuant to an applicable deferred compensation plan of the Company.
          (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, profit-sharing, stock option, stock award, savings and retirement plans, practices, policies, programs and arrangements applicable generally to other similarly situated peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies, programs and arrangements provide the Executive with incentive opportunities (cash or equity, and measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies, programs and arrangements as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other similarly situated peer executives of the Company and its affiliated companies.
          (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies, programs and arrangements provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans, practices, policies, programs and arrangements) to the extent applicable generally to other similarly situated peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies, programs and arrangements provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies, programs and arrangements in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other similarly situated peer executives of the Company and its affiliated companies. If, however, Executive’s participation in any such plan, practice, policy, program or arrangement could result in adverse or unintended tax consequences to any participant (including the Executive), the Company shall be entitled to pay to Executive the cost of equivalent benefits outside such plan, practice policy, program or arrangement, or provide Executive with substantially equivalent benefits through a separate program (including the provision of such benefits through the purchase of insurance), without regard to the tax treatment applicable to such payment or separate program, in lieu of permitting the Executive to participate in such plan, practice, policy, program or arrangement.
          (v) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive during the Employment Period in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other similarly situated peer executives of the Company and its affiliated companies. Such reimbursement shall be made no later than March 15 of the year following the year in which such expense was incurred.
          (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, reimbursement for tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses and use of Company aircraft, in accordance with the most favorable plans, practices and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other similarly situated peer executives of the Company and its affiliated companies. Any reimbursements to the Executive in connection with fringe benefit costs shall be made no later than March 15 of the year following the year in which such costs were incurred. To the extent required by applicable law, such fringe benefits shall result in imputed income that shall be subject to withholding from the Executive’s wages in the amount and manner prescribed by such law.
          (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least substantially equivalent to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as those provided generally at any time thereafter with respect to other similarly situated peer executives of the Company and its affiliated companies.
          (viii) Vacation. During the Employment Period, the Executive shall be entitled to an amount of paid vacation determined in accordance with the most favorable plans and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other similarly situated peer executives of the Company and its affiliated companies.
     5. Termination of Employment.
     (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 14(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
     (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean termination initiated by the Company or by the Executive incident to or connected with a finding that the Executive has engaged, whether in connection with Executive’s employment with the Company or otherwise, in misappropriation, theft, embezzlement, kick-backs, bribery, or other deliberate, gross or willful misconduct or dishonest acts or omissions, including, but not limited to, commission of a felony.
     (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the events described in (i)- (iii) below, that occur without the Executive’s express written consent, if the Company fails to cure such events within 20 business days after receiving notice thereof from the Executive:
          (i) the assignment to the Executive of any duties that are materially inconsistent with the Executive’s education, training and experience, or a significant diminution in the Executive’s authorities, responsibilities, status or title (as described in this Agreement), it being understood that (A) a change in the person to whom the Executive reports or (B) modifications to organizational responsibilities resulting in changes to the Executive’s functional areas of responsibility that do not significantly diminish Executive’s core role in the Company, do not constitute “Good Reason”;

          (ii) any significant reduction by the Company of the Executive’s total compensation in the aggregate, unless such reduction was part of a reduction approved by the Company’s Board of Directors (or a Committee thereof) for one or more similarly situated peer executives in addition to the Executive;
          (iii) any failure by the Company to comply with any of the provisions of Section 4 of this Agreement.
     (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by the Executive for Good Reason, the Date of Termination shall be the close of the thirtieth calendar day after the Company receives notice from the Executive of the basis for Good Reason if the Company has failed to cure such basis for Good Reason, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, the Date of Termination for purposes of determining the date that any payment or benefit which is treated as nonqualified deferred compensation under Section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether the Executive is a Specified Employee on the Date of Termination shall be the date on which the Executive has incurred a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), or in subsequent IRS guidance under Section 409A.
     6. Obligations of the Company upon Termination.
     (a) Involuntary and Good Reason Terminations. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason, then provided that the Executive signs a Satisfactory Release (as defined below) within 21 days following the later of the Date of

Termination and the date such Release is presented to the Executive, and does not revoke it within 7 days after the date he executes such Release, the Company shall:
          (i) pay to the Executive, within 90 days after the effective date of the Satisfactory Release, a lump-sum cash payment equal to the aggregate of the following amounts:
     A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Executive’s Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and
     B. the amount equal to the product of (1) the lesser of (x) [three] [two] [one] and (y) the number of days after the Date of Termination and on or before the Executive’s 65th birthday, divided by 365, times (2) the sum of (A) the Executive’s Annual Base Salary, (B) the Executive’s Annual Bonus and (C) the greater of the highest contributions made under the Company’s Employees’ Profit Sharing Incentive Plan and the Company’s Profit Sharing Benefits Equalization Plan or the highest aggregate Company contribution to the Executive’s account under the Company’s qualified and nonqualified defined contribution retirement plans, for any of the three calendar years immediately preceding the Date of Termination; and
     C. an amount equal to the excess of (1) the sum of (x) the lump-sum actuarial equivalent (as of the date that this enhanced SERP benefit is paid to the Executive or his beneficiaries (the “SERP Payout Date)) of the normal retirement benefit under the Company’s qualified defined benefit retirement plan (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Company’s Retirement Plan immediately prior to the Effective Date) and (y) the lump sum actuarial equivalent of the normal retirement benefit under any excess or supplemental retirement plans in which the Executive participates (together, the “SERP”) as of the SERP Payout Date (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the SERP immediately prior to the Effective Date) that the Executive would have received if the Executive’s employment had continued for [three] [two] [one] year after the Date of Termination or through age 65, if sooner, assuming for this purpose that all accrued benefits were fully vested, and, assuming that the Executive’s compensation in the [three] [two] [one] year (or the shorter period to age 65, if applicable) would have been that required by Section 4(b)(i) and Section 4(b)(ii), over (2) the lump sum actuarial equivalent of the Executive’s actual normal retirement benefit (paid or payable), if any, under the Retirement Plan and the SERP based on the Executive’s actual age, service and compensation as of the Date of Termination;
          (ii) for the lesser of (x) [three] [two] [one] year after the Executive’s Date of Termination and (y) the period through the Executive’s 65th birthday, or such longer period as may be provided by the terms of the appropriate plan, program, practice, policy or arrangement, continue health and welfare benefits to the Executive (and the Executive’s family, if applicable)

at least equal to those that would have been provided in accordance with the plans, programs, practices, policies and arrangements described in Section 4(b)(iv) of this Agreement had the Executive’s employment not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other similarly situated peer executives of the Company and its affiliated companies and their families; provided, however, that such benefits coverage shall be secondary to any health and welfare benefits coverage for which the Executive becomes eligible under any plan or arrangement sponsored by a subsequent employer of the Executive; and provided further, that if Executive’s participation in any such program could result in adverse or unintended tax consequences to any participant in such program (including the Executive), the Company shall be entitled to reimburse such Executive for the cost of equivalent benefits outside such program (in a manner that complies with Section 409A) or provide Executive with substantially equivalent benefits (in a manner that complies with Section 409A) through a separate program (including the provision of such benefits through the purchase of insurance) without regard to the tax treatment (other than additional taxes under Section 409A) applicable to such separate program in lieu of permitting the Executive to participate in such program;
          (iii) to the extent not theretofore paid or provided, timely pay or provide to the Executive, in accordance with the terms of any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under such plan, program, policy or practice or contract or agreement, including without limitation, any compensation previously deferred by the Executive under an applicable deferred compensation plan of the Company, together with any accrued interest or earnings thereon, (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);
          (iv) waive any and all “reduction factors” imposed as a result of Executive’s age with respect to the Executive’s nonqualified supplemental or excess employee pension benefit plan if the Executive is at least age 50 as of the Date of Termination;
          (v) in addition to the benefits provided in subparagraph (a)(ii) of this Section 6, if the Executive is age 50 or older as of the Date of Termination, the Executive shall become immediately eligible for coverage under the Company’s retiree medical plan or any replacement or successor plan (including, without limitation, any supplemental coverage applicable to executives) provided, however, that, if the Company is unable to provide the Executive with coverage under such plan, the Company shall provide the Executive with separate comparable coverage (in a manner that complies with Section 409A) but in no event less favorable, in the aggregate, than the most favorable of such plans, policies, programs, practices or arrangements in effect for retirees immediately prior to the Effective Date.
For purposes of this Section 6(a), “Satisfactory Release” shall mean a release of claims in a form reasonably prescribed by the Company that (1) releases, and forever discharges, all claims that Executive has or may have against the Company and its affiliated companies and its and their employees, directors and agents (other than claims relating to Other Benefits), and (2) becomes irrevocable if not revoked by Executive within seven (7) days after he signs it; provided that the form of release shall not contain any post-employment covenants.

     (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of similarly situated peer executives of the Company and such affiliated companies under such plans, programs, practices, policies and arrangements relating to death benefits and survivor benefits, if any, as in effect with respect to other similarly situated peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other similarly situated peer executives of the Company and its affiliated companies and their beneficiaries.
     (c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, without limitation, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices, policies and arrangement relating to disability, if any, as in effect generally with respect to other similarly situated peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other similarly situated peer executives of the Company and its affiliated companies and their families.
     (d) Termination for Cause; or Voluntary Termination Without Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination and (y) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination.
     7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, practice, policy or arrangement provided by the Company or any of its affiliated companies and for which the

Executive may qualify, nor, subject to Section 14(g), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Except as specifically expressed herein, nothing contained herein is intended to alter the terms of any benefit plan or program. Notwithstanding anything in this Agreement, the Company or its affiliated companies, as applicable, reserves the right to amend or terminate any of its or their employee benefit plans at any time. In the event that an amendment to an employee benefit plan adopted after the Effective Date specifically conflicts with an express promise made in this Agreement, the Company shall have the right to honor the promise through comparable means outside the affected employee benefit plan without regard to any differences in the tax impact to the Executive.
     8. Full Settlement. Except as otherwise provided in Sections 6, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Company’s obligation to make payments or provide benefits under this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all severance or termination benefits or payments that the Executive has received or is entitled to receive under any other any other plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies in connection with the Executive’s termination of employment. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses up to $25,000 which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); provided, however, that if the Company ultimately prevails in a court of competent jurisdiction with regard to any such contest, the Executive agrees to reimburse the Company for any and all legal fees and expenses paid by the Company in accordance with this sentence. Such amounts shall become payable within 30 days after the expiration of the applicable period to appeal such outcome or, if an appeal is taken, 30 days after final resolution of such appeal. Interest shall accrue on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
     9. Certain Additional Payments.
     (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) made or provided to or for the benefit of the Executive, whether under the terms of this Agreement or otherwise (each, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (“Gross-Up Payment”), at or before the time the Excise Tax is due (whether by withholding or otherwise) but in no event later than December 31 of the calendar year following the year in which such Excise Tax is remitted to the Internal Revenue Service, in an amount such that after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes, other than any additional tax or interest that may be imposed under Section 409A(a)(1)(B) of the Code and similar provisions of state or local law), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 9 shall not be conditioned upon the Executive’s termination of employment.
     (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm that the Company’s may designate (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within ten days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts or does not seek to pursue its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive no later than December 31 of the calendar year following the year in which the related Excise Tax is remitted to the Internal Revenue Service.
     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
          (i) give the Company any information reasonably requested by the Company relating to such claim,
          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
          (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such payment to the Executive, on an interest-free basis, as soon as practicable but in no event later than December 31 of the calendar year following the year in which such payment is made and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto, other than any additional tax or interest that may be imposed under Section 409A(a)(1)(B) of the Code and similar provisions of state or local law) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by the Executive of a Gross-Up Payment or an amount paid by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount paid by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such payment shall be forgiven and shall not be required to be repaid and the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (e) Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
     10. Code Section 409A Provisions.
     (a) To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.
     (b) In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Executive within a designated period (e.g., within 30 days after the Date of Termination) and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and the Executive shall have no right to designate the year in which the payment shall be made.
     (c) Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Executive is a Specified Employee (as defined below) on the Date of Termination and the Company reasonably determines that any amount or other benefit payable under this Agreement on account of the Executive’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Code, constitutes nonqualified deferred compensation that will subject the Executive to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the Date of Termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). The Company and the Executive may

agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A. In the event that this Section 10 requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then used by CitiBank, N.A., in New York City and in effect as of the date the payment would otherwise have been provided.
     (d) For purposes of this Agreement, the term “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Company’s Compensation Committee.
     11. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
     12. Intellectual Property. To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks, and copyrights) which are made, developed or acquired by Executive in the course of Executive’s employment with the Company will be and remain the absolute property of the Company, and Executive shall, upon the Company’s reasonable request, assist the Company in perfecting and defending its rights to such intellectual property.
     13. Successors.
     (a) This Agreement is personal to the Executive and, without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. Except as otherwise required by law, no right to receive payments hereunder shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; except, however, that this Agreement shall inure to the benefit of and be enforceable by the executors, administrators or other legal representatives of the Executive or the Executive’s estate.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) The Company shall require any successor (whether direct or indirect, by purchase,

merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     14. Miscellaneous.
     (a) This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
[name and address]
If to the Company:
-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey 07033
Attention: Corporate Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both Executive and the Chief Executive Officer of the Company. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f) Except as herein otherwise specifically provided, references in this Agreement to employment by the Company shall include employment by affiliates of the Company, and the obligation of the company to make any payment or provide any benefit to the Executive hereunder shall be deemed satisfied to the extent that such benefit is made or such payment is provided by an affiliate of the Company.
     (g) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.
     15. Disputes. All disputes arising out of or relating to this Agreement, or to the Executive’s employment by the Company, will be determined by arbitration conducted before a single arbitrator selected by the parties, in accordance with the labor and employment rules of the American Arbitration Association then in effect, and at the office of the Association located closest to the Company’s headquarters. The costs of arbitration will be borne by the losing party. The arbitrator shall be empowered by the parties to enter all relief that a court could enter.
     16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein. There shall be no contractual or similar restrictions on Executive’s right to terminate his employment with the Company, or on his post-employment activities, other than those expressly set forth in this Agreement. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same document. Signatures delivered by facsimile shall be effective for all purposes.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE
By:
[name of Executive]

SCHERING-PLOUGH CORPORATION
By:
C. Ron Cheeley
Senior Vice President, Global Human Resources

Appendix A
Section 409A Change in Control Event
     For purposes of Section 1(a), the term “Section 409A Change in Control Event” shall mean any of the following events:
     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company where such acquisition causes such Person to own more than 50% of either (x) the then outstanding Shares of the Company (the “Outstanding Shares”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a) the following acquisitions will not constitute a Section 409A Change in Control Event: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Shares or Outstanding Voting Securities reaches or exceeds 50% as a result of a prior transaction, and such Person subsequently acquires beneficial ownership of additional Shares or additional voting securities of the Company, such subsequent acquisition will not be treated as an acquisition that causes such Person to own more than 50% of the Outstanding Shares or Outstanding Voting Securities;
     (b) during any 12-month period, individuals who, as of the first day of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such 12-month period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board;
     (c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company, or the acquisition of assets or stock of another entity by the Company (each a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of the common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the

case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectfully, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board on the later of (x) the time of the execution of the initial agreement, (y) the action of the Board providing for such Business Combination or (z) the beginning of the 12-month period ending on the effective date of the Business Combination; or
     (d) any one Person acquires (or has acquired during any 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company having a fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such sale, other than an acquisition by (i) a Person who was a shareholder of the Company immediately before the asset acquisition in exchange for or with respect to such Person’s Shares, (ii) an entity whose total or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by the Company, (iii) a person or group that, immediately after the transfer, directly or indirectly owns at least 50% of the total value or voting power of the outstanding stock of the Company or (iv) an entity whose total value or voting power immediately after the transfer is at least 50% owned, directly or indirectly, by a person described in clause (c) above.
     The definition of Section 409A Change in Control Event for purposes of Section 1(a) of this Agreement is intended to conform to the description of “Change in Control Events” in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance describing what constitutes a Change in Control Event for purposes of Section 409A. Accordingly, no Section 409A Change in Control Event will be deemed to occur with respect to a transaction or event described in paragraphs (a) through (d) above unless the transaction or event would constitute a “Change in Control Event” as described in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance under Section 409A.